UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2026

CLEANCORE SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-42033	88-4042082
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5920 S. 118th Circle, Omaha, NE	68137
(Address of principal executive offices)	(Zip Code)

(877) 860-3030
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class B Common Stock, par value $0.0001 per share	ZONE	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Executive Officer

On March 16, 2026, Clayton Adams resigned as Chief Executive Officer of CleanCore Solutions, Inc. (the “Company”). Mr. Adams will remain a member of the Company’s Board of Directors and will continue to serve the Company as General Manager, overseeing certain operational matters, including the Company’s United States and Irish entities.

In connection with Mr. Adams’ resignation as Chief Executive Officer, the Company and Mr. Adams entered into an Agreement of Termination and Release effective March 16, 2026 (the “Termination Agreement”), pursuant to which the parties agreed to terminate that certain Executive Employment Agreement dated September 5, 2025. In consideration for the termination of the employment agreement and the mutual covenants contained in the Termination Agreement, the Company agreed to pay Mr. Adams a cash payment of $500,000, payable by wire transfer of immediately available funds at the closing of the transaction. The Termination Agreement also includes mutual releases by the parties of claims relating to the employment agreement.

The foregoing description of the Termination Agreement is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Appointment of Chief Executive Officer

On March 16, 2026, the Board of Directors of the Company appointed Tyler Hassen as Chief Executive Officer of the Company.

Tyler Hassen, 43, is the founder of Stable Crest Holdings, a Houston-based investment firm, a position he has held since November 2025. Previously, Mr. Hassen served as Acting Assistant Secretary for Policy, Management & Budget and Senior Advisor at the U.S. Department of the Interior under Secretary Doug Burgum from January 2025 to November 2025. From 2008 through January 2025, Mr. Hassen served in various leadership roles at Basin Holdings, a global diversified oilfield and industrial manufacturing and services company, including as Chief Executive Officer of Basin Industries LLC (2021–2025), Chief Executive Officer of Basin Energy (2020–2025), and Chief Financial Officer of Basin Holdings (2013–2016). He also served as Chairman of Wenzel Downhole Tools, a leading mud motor and drilling tool supplier, from 2020 to 2025, after serving as Chief Executive Officer from 2017 to 2020. Earlier in his career, Mr. Hassen worked as an Associate in Morgan Stanley's energy investment banking group. Mr. Hassen holds an undergraduate degree from Princeton University.

In connection with his appointment as Chief Executive Officer, the Company entered into an Executive Employment Agreement with Mr. Hassen effective March 17, 2026. Pursuant to the agreement, Mr. Hassen will receive an annual base salary of $500,000, payable in accordance with the Company’s regular payroll practices and subject to applicable withholding. Mr. Hassen will also be eligible to receive a signing bonus of $250,000 upon completion of a Qualified Financing (as defined in the Employment Agreement), payable in accordance with the Company’s regular payroll practices and subject to applicable withholding. In addition, Mr. Hassen will be eligible to receive an annual performance-based cash bonus with a target opportunity equal to 100% of his base salary, based on the achievement of performance objectives established by the Board of Directors, with the actual amount determined by the Board in its sole discretion. Subject to approval of the Board of Directors and the terms of the Company’s equity incentive plan and applicable award agreements, Mr. Hassen will receive a restricted stock award representing approximately 3.0% of the Company’s fully diluted capitalization, which will vest in accordance with the terms of the Employment Agreement. Mr. Hassen will also be entitled to participate in the Company’s employee benefit plans, subject to the terms of such plans.

The foregoing description of the Executive Employment Agreement is qualified in its entirety by reference to the full text of the agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Employment Agreement between CleanCore Solutions, Inc. and Tyler Hassen
10.2	Termination and Release Agreement between CleanCore Solutions, Inc. and Clayton Adams
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 20, 2026	CLEANCORE SOLUTIONS, INC.

/s/ Tyler Hassen
	Name:	Tyler Hassen
	Title:	Chief Executive Officer

3